Exhibit g.1

FORM OF INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT, dated as of June [—], 2011, is by and between DUFF & PHELPS GLOBAL UTILITY INCOME FUND INC. (the “Fund”), a Maryland corporation, and DUFF & PHELPS INVESTMENT MANAGEMENT CO. (the “Adviser”), an Illinois corporation.

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. Retention of Adviser by Fund

The Fund hereby appoints the Adviser to act as the investment adviser for, and to manage the investment and reinvestment of assets of, the Fund in accordance with the Fund’s investment objective and policies and limitations, and to administer its affairs to the extent requested by, and subject to the review and supervision of, the board of directors of the Fund (the “Board”) for the period and upon the terms set forth herein. The investment and reinvestment of assets of the Fund shall be subject to all applicable restrictions of applicable laws and of the charter and bylaws of the Fund, each as may be amended from time to time, and resolutions of the Board as may from time to time be in force and delivered or made available to the Adviser.

2. Adviser’s Acceptance of Employment; Duties and Obligations of the Adviser.

The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Fund with respect to the investment of the Fund’s assets and to supervise and arrange the purchase of securities for and the sale of assets held in the investment portfolio of the Fund.

(a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board, the Adviser shall: (i) act as investment adviser for and supervise and manage the investment and reinvestment of the Fund’s assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) supervise continuously the investment program of the Fund and the composition of its investment portfolio; (iii) supply investment research and portfolio management of the Fund; (iv) furnish offices and necessary facilities and equipment to the Fund; (v) render periodic reports to the Board; (vi) arrange, if desired by the Fund, for officers or employees of the Adviser to serve, without compensation from the Fund, as directors, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; and (vii) arrange, subject to the provisions of Section 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Fund.

(b) In the performance of its duties under this Agreement, the Adviser shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and of any rules or regulations in force thereunder; (ii) any other applicable provision of law; (iii) the provisions of the charter and bylaws of the Fund, as such documents are amended from time to time; (iv) the investment objective and policies of the Fund as set forth in its Registration Statement on Form N-2 (File Nos. 333-172883 and 811-22533), as the same may be amended from time to time; and (v) any policies and determinations of the Board.

(c) The Adviser will bear all costs and expenses of its officers and employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or directors fees of any officer or director of the Fund who is an affiliated person (as defined in the 1940 Act) by reason of being a full-time employee of the Adviser except that the Board may approve reimbursement to the Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (other than the provision of investment advice) of all personnel employed by the Adviser who devote substantial time to Fund operations or the operations of other investment companies advised by the Adviser.

(d) The Adviser shall give the Fund the benefit of its best judgment and effort in rendering services hereunder, but the Adviser shall not be liable for any act or omission or for any loss sustained by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(e) The Adviser shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed as agent of the Fund.

(f) Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities or other assets for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will undertake no activities which, in its reasonable judgment, will adversely affect the performance of its obligations under this Agreement.

3. Portfolio Transaction and Brokerage

(a) The Adviser is authorized, for the purchase and sale of the Fund’s portfolio securities, to employ such brokers and dealers as may, in the judgment of the Adviser, implement the policy of the Fund to obtain the most favorable price and execution under the circumstances, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities, the firm’s risk in positioning the securities involved, and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended, and as interpreted by the Securities and Exchange Commission and its staff). The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer in discharging responsibilities to the Fund or to other client accounts over which the Adviser exercises investment discretion.

(b) The Fund agrees that the Adviser may aggregate sales or purchase orders for the Fund’s account with similar orders being made simultaneously for other accounts managed by the Adviser, if in the Adviser’s reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Fund’s account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Fund acknowledges that the determination of such economic benefit to the Fund’s account by the Adviser represents the Adviser’s evaluation that the Fund’s account is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Adviser in a manner that the Adviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

4. Compensation of the Adviser

(a) The Fund agrees to pay to the Adviser, and the Adviser agrees to accept, as compensation for the services and facilities described herein, a monthly fee at an annual rate of one percent (1%) of the Average Weekly Managed Assets of the Fund, which fee shall be payable with respect to each month on the third Business Day of the next month. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to the actual number of days in such month. For purposes of this Section 4(a):

(i)	The term “Managed Assets of the Fund” on any day is defined as the value of (A) the total assets of the Fund minus (B) the sum of all accrued liabilities of the Fund (other than the aggregate amount of any outstanding borrowings or other indebtedness constituting financial leverage), in each case calculated as of 5:00 p.m. Eastern time on such day or as of such other time or times as the Board may determine in accordance with the provisions of applicable law and of the charter and bylaws of the Fund and with resolutions of the Board as from time to time in force.

(ii)	The term “Average Weekly Managed Assets of the Fund” is defined, for any weekly period, as the arithmetic mean of (A) the Managed Assets of the Fund on the last Business Day of the week and (B) the Managed Assets of the Fund on the last Business Day of the prior week.

(iii)	The term “Business Day” means any day on which the New York Stock Exchange is open for trading.

(b) In addition to the fee of the Adviser specified in paragraph (a) of this Section 4, and the fee of the Fund’s administrator, the Adviser shall not be required to pay, and the Fund shall assume and pay, the charges and expenses of its operations, including: (i) all expenses for services rendered by one or more custodians designated by the Fund from time to time for the safekeeping of the Fund’s securities or other property, for keeping its books of account, for any other charges of the custodian and the Fund’s accounting or sub-accounting agent, if any; (ii) all charges of the Fund’s transfer agents and registrars, its dividend disbursing, dividend reinvestment, redemption and remarketing agents, its foreign tax agents, and any pricing services retained to aid in the valuation and fair valuation of securities of the Fund, if any; (iii) all charges of legal counsel and of independent auditors; (iv) all compensation of directors other than those affiliated with the Adviser and all expenses incurred in connection with their services to the Fund, including costs associated with setting up electronic access to Board and committee meeting materials for such directors; (v) all expenses of filings with the Securities and Exchange Commission; (vi) all expenses of publication of notices and reports to shareholders; (vii) all expenses of proxy solicitations of the Fund or the Board; (viii) all expenses of printing of the Fund’s prospectus and registration statement and mailing copies of the prospectus; (ix) all costs of registering shares of the Fund under the federal securities laws; (x) all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign; (xi) all expenses of printing and mailing certificates for shares of the Fund; (xii) all costs of listing the Fund’s shares on the New York Stock Exchange or other exchange; (xiii) all expenses of fidelity bond and insurance coverage required by law or deemed advisable by the Board; (xiv) all expenses of maintaining the registration of the Fund under the 1940 Act; (xv) all interest costs on obligations incurred by the Fund and all dividends on preferred stock, if any, of the Fund; (xvi) all costs of conducting repurchase offers for the purpose of repurchasing shares of the Fund; (xvii) all fees, dues and expenses incurred by the Fund in connection with membership in any trade association or other investment company organization; (xviii) all costs of litigation (except for any costs for which the Adviser is liable under Section 6 hereof); and (xix) all annual meeting costs; (xx) all expenses to prepare, print and mail materials for meetings of the Board and meetings of any committees of the Board; and (xxi) all miscellaneous, extraordinary or non-recurring expenses. In addition to the payment of expenses, the Fund shall also pay all brokers’ commissions and other charges relative to the purchase and sale of portfolio securities and other assets (subject to the provisions of Section 3 hereof). The Fund shall not pay or incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from the Adviser without first obtaining the written approval of the Adviser.

5. Interested Persons

Subject to applicable statutes and regulations, it is understood that directors, officers, stockholders and agents of the Fund are or may be interested in the Adviser as directors, officers, stockholders, agents or otherwise and that the directors, officers, shareholders and agents of the Adviser may be interested in the Fund as directors, officers, shareholders, agents or otherwise.

6. Liability

The Adviser shall not be liable for any error of judgment or of law, or of any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

7. Indemnity

(a) The Fund hereby agrees to indemnify the Adviser and each of the Adviser’s directors, officers, employees, agents, associates and controlling persons and the directors, officers, employees and agents thereof (including any individual who serves at the Adviser’s request as director, officer, partner or the like of another corporation) (each such person being an “indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this Section 7 or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and, furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful; provided, however, that (i) no indemnitee shall be indemnified hereunder against any liability to the Fund or its shareholders for any expense of such indemnitee arising by reason of (A) willful misfeasance, (B) bad faith, (C) gross negligence or (D) reckless disregard of the duties involved in the conduct of his or her position (the conduct referred to in such clauses (A) through (D) being sometimes referred to herein as “disabling conduct”); (ii) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and did not involve disabling conduct by such indemnitee; and (iii) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board.

(b) The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if the directors of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (i) the indemnitee shall provide a security for his undertaking, (ii) the Fund shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum consisting of directors of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

(c) All determinations with respect to indemnification hereunder shall be made (i) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct, or (ii) in the absence of such a decision, by (A) a majority vote of a quorum of the Disinterested Non-Party Directors, or (B) if such a quorum is not obtainable or even if obtainable if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (ii) above.

The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

8. Duration and Termination

(a) This Agreement shall become effective on the date hereof and shall remain in full force until [—], 2013 unless sooner terminated as hereinafter provided. This Agreement shall continue in effect from year to year thereafter, but only so long as such continuation is specifically approved at least annually in accordance with the requirements of the 1940 Act, as amended.

(b) This Agreement shall be submitted to the holders of shares of the Fund for approval at the first meeting of shareholders and shall automatically terminate if not approved by a majority of the shares of the Fund present and entitled to vote at such meeting. This Agreement shall automatically terminate in the event of its assignment, as such term is defined under the 1940 Act and the rules and regulations thereunder. This Agreement may be terminated by the Adviser at any time without penalty upon giving the Fund sixty days written notice (which notice may be waived by the Fund) and may be terminated by the Fund at any time without penalty upon giving the Adviser sixty days notice (which notice may be waived by the Adviser), provided that such termination by the Fund shall be directed or approved by the vote of a majority of the directors of the Fund in office at the time or by the vote of the holders of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding common stock and preferred stock (if any), voting together as a single class, accompanied by appropriate notice. This Agreement may be terminated at any time without the payment of any penalty and without advance notice by the Board or by vote of a majority of the outstanding shares of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Adviser or any officer or director of the Adviser has taken any action which results in a breach of the covenants of the Adviser set forth herein.

9. Non-Exclusivity

The services of the Adviser to be provided hereunder are not to be deemed exclusive and the Adviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. The Fund acknowledges that the Adviser and its affiliated persons and the Adviser’s other clients may at any time, have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. The Adviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because the Adviser, its directors, members, affiliated persons or employees invest in such a position for its or their own accounts or for the account of another client.

10. Notices

Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

11. Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

12. Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

13. Waiver or Modification

No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. It is understood that certain material amendments of this Agreement may require approval of the Fund’s shareholders.

14. Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

15. Use of Name “Duff & Phelps”

Pursuant to an agreement between the Adviser and Virtus Partners, Inc. (formerly known as Duff & Phelps Corporation) (“Virtus Partners”), on behalf of Virtus Partners, the Adviser hereby consents to the use by the Fund of the identifying words or names “Duff & Phelps” or “D&P” in the name of the Fund. Such consent is conditioned upon the employment of the Adviser, its successors or any affiliate thereof, as investment adviser. If at any time the Fund ceases to employ the Adviser, any affiliate or successor as investment adviser of the Fund, the Adviser may require the Fund to cease using the words or name “Duff & Phelps” or “D&P” in the name of the Fund as promptly as practicable. As between the Fund and the Adviser, the Adviser (on behalf of Virtus Partners) retains the right to control the use of the name of the Fund insofar as such name contains “Duff & Phelps” or “D&P”. The identifying words or names “Duff & Phelps” or “D&P” may be used from time to time in other contexts and for other purposes by the Adviser or affiliated entities.

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IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed by their duly authorized officers and their respective seals to be hereunto affixed, all as of the day and the year first above written.

DUFF & PHELPS GLOBAL UTILITY INCOME FUND INC.

By:
	Name:	Nathan I. Partain
	Title:	President and Chief Executive Officer

DUFF & PHELPS INVESTMENT MANAGEMENT CO.

By:
	Name:	Nathan I. Partain
	Title:	President